Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information:
Patrick Lin
plin@processapharma.com
925-683-3218

PROCESSA PHARMACEUTICALS ANNOUNCES FORMATION OF ITS MEDICAL AND SCIENTIFIC ADVISORY BOARD

HANOVER, MD – March 5, 2020 – Processa Pharmaceuticals, Inc. (OTCQB: PCSA) a clinical stage biopharmaceutical company developing products to improve the survival and/or quality of life for patients who have a high unmet medical need condition, announced today that they have appointed Dr. John Devane and Dr. James Shipley to its Medical and Scientific Advisory Board.

“We are pleased to welcome the first two members of our newly formed Medical and Scientific Advisory Board,” said Dr. David Young, CEO of Processa. “We believe that the medical, scientific, and regulatory experience of these two individuals will further advance our strategic advantage and complement our Processa Team as we move forward with our existing and new products.”

John Devane, Ph.D. currently serves as a scientific advisor to Avego Healthcare Capital. He is also a board member to Sebela Pharmaceuticals and Saol Therapeutics. Previously, Dr. Devane was Chief Scientific Officer (CSO) with Horizon Pharma Ireland Ltd. and from 2012-2014 served as CSO to Vidara Therapeutics Research Ltd. In the past, Dr. Devane led the founding team of AGI Therapeutics plc. and served as its CEO from 2004-2012 including its IPO in 2006. Additionally, Dr. Devane founded and led Athpharma Ltd. as CEO from 2002-2005. Dr. Devane worked for Elan Corporation from 1981 to 2001 and held various senior leadership positions, including Executive Vice President R&D and Senior Vice President Clinical & Regulatory, where he led key clinical trial programs in the USA and negotiated NDA approvals directly with FDA. During the period 1990 to 2001, Dr. Devane and his team were responsible for multiple FDA product approvals. Dr. Devane has had a long career designing and successfully delivering major product development programs spanning the full range of drug development. He has a deep knowledge in pharmacology, drug delivery, clinical development, regulatory affairs, and intellectual property. Dr. Devane received his B.Sc. Hons. and Ph.D scientific training at the University College in Dublin, Ireland. He holds a diploma in Accounting & Finance (ACCA) and is a certificate/diploma holder from the Institute of Directors (UK).

In his 25-year career in Biopharma, James E. Shipley MD has led the development of more than 40 compounds, including five that are FDA-approved and eight that were successfully out-licensed. Following a productive academic career, he held industry positions of increasing responsibility, culminating in the role of Chief Medical Officer at CoNCERT Pharmaceuticals, Inc., a company whose technology is based on the use of deuterium modifications to improve the pharmacokinetics and/or safety of FDA approved compounds or their metabolites. Dr. Shipley is well versed in biology, disease mechanisms, and regulatory strategy in multiple therapeutic areas, including those associated with inflammation and fibrosis. Dr. Shipley’s career in biopharma was preceded by an accomplished academic career; he has authored over 40 peer-reviewed scientific publications. Dr. Shipley is board certified by both the American Board of Psychiatry & Neurology and the American Board of Sleep Medicine. He is a member of the International Society of CNS Clinical Trials and Methodology and the American Academy of Sleep Medicine. Dr. Shipley obtained his MD from the University of Pittsburgh and an MA in Neuroscience/Psychology from the University of Western Ontario.

About Processa Pharmaceuticals, Inc.

Processa Pharmaceuticals, Inc. was founded in October 2017 in Hanover, Maryland after the acquisition of Promet Therapeutics, LLC (formed in January 2016). The mission of Processa has been to develop products where existing clinical evidence of efficacy already exists in unmet medical need conditions. Medical conditions where patients need treatment options that will improve survival and/or quality of life. The Company has assembled a proven regulatory science development team, management team, and Board of Directors. The Processa development team has been involved with more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings. For more information, please visit http://www.processapharma.com.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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